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                                                                   EXHIBIT 5.1

                      Wilson Sonsini Goodrich & Rosati
                             650 Page Mill Road
                         Palo Alto, California 94304

                               March 16, 1998

USWeb Corporation
2880 Lakeside Drive, Suite 350
Santa Clara, CA 95054

        RE:  AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-1
             -----------------------------------------------------
             FILE NO. 333-46821
             ------------------

Ladies and Gentlemen:

        We have examined the Amendment No. 1 to Registration Statement on
Form S-1 to be filed by you with the Securities and Exchange Commission on March 16, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the shares of Common Stock registered pursuant to the Registration Statement (the "Shares"). The Shares are to be sold as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with said sale and issuance of the Shares.

        It is our opinion that the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectuses constituting a part thereof, and any amendment thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati